Exhibit 99.1
FOR IMMEDIATE RELEASE
WARREN KOCMOND LEAVING ASYST
     FREMONT, Calif., May 9, 2006 – Asyst Technologies, Inc. (Nasdaq NM: ASYT), a leading provider of integrated automation solutions that enhance semiconductor and flat panel display manufacturing productivity, today announced that Warren Kocmond, the company’s senior vice president, operations and chief operating officer, is leaving the company to pursue other business and personal interests. He will remain with the company through the end of May to assure a smooth transition of his responsibilities to other operations management. The company currently does not plan to seek a replacement in the position.
     Steve Schwartz, chairman and CEO of Asyst, said, “In his two years with Asyst, Warren Kocmond built a world-class operations organization and drove a significant turnaround in Asyst’s operational performance. With the turnaround now behind us, he is ready to move on to his next challenge. He leaves us well positioned. Asyst has a proven manufacturing model and an operations team that has been delivering continuous improvements in customer satisfaction, quality, and product cost. We are confident that this team and its key leaders will continue to move our programs forward. We are grateful for Warren’s many contributions to Asyst and we wish him success in his future endeavors.”
About Asyst
Asyst Technologies, Inc. is a leading provider of integrated automation solutions that enable semiconductor and flat panel display (FPD) manufacturers to increase their manufacturing productivity and protect their investment in materials during the manufacturing process. Encompassing isolation systems, work-in-process materials management, substrate-handling robotics, automated transport and loading systems, and connectivity automation software, Asyst’s modular, interoperable solutions allow chip and FPD manufacturers, as well as original equipment manufacturers, to select and employ the value-assured, hands-off manufacturing capabilities that best suit their needs. Asyst’s homepage is http://www.asyst.com
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
Except for statements of historical fact, the statements in this press release are forward-looking. The forward-looking statements include statements regarding the status of the company’s operational turnaround and the anticipated roles and contributions of members of the management team. The forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from the statements made. These factors include, but are not limited to: the ability to maintain and improve customer satisfaction and quality, the ability to reduce product costs, and other risks described in the company’s Form 10-K for the year ended March 31, 2005 and other reports filed with the Securities and Exchange Commission.
     “Asyst” is a registered trademark of Asyst Technologies, Inc. All Rights Reserved
Contact: John Swenson,
     Vice President, Investor Relations & Corporate Communications
     510-661-5000.